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                                                                    Exhibit 4.15

                          STORAGE COMPUTER CORPORATION
                              AMENDED AND RESTATED
                   2002 Short-Term DEFERRED COMPENSATION PLAN

     Storage Computer Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby adopts the Storage Computer Corporation 2002 Short-Term Deferred Compensation Plan (the "Plan"), to be effective as of July 15, 2002.

                                   WITNESSETH:

     WHEREAS, the Company wishes to promote in its employees, and those of its affiliates, the strongest interest in the successful operation of the business and increased efficiency in their work and to align the financial interests of such employees with those of Company shareholders;

     WHEREAS, it is intended that the Plan be "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to any participant or beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), prior to actual receipt of benefits hereunder; and

     WHEREAS, the Board of Directors of the Company has approved the Plan;

     NOW THEREFORE, the Plan is hereby adopted as set forth below:

                                   ARTICLE I.
                          DEFINITIONS AND CONSTRUCTION

     Section 1.1. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

     (1) "Account(s)": A Participant's Compensation Deferrals Account and Deferral Bonus Account, if any.

     (2) "Affiliate": Each trade or business (whether or not incorporated), which together with Storage Computer Corporation would be deemed to be a "single employer" within the meaning of Code Section 414(b) or (c).

     (3) "Base Compensation": A Participant's gross bimonthly base salary or gross weekly hourly wages (based upon a 40 hour work week) payable in the ordinary course of business under the Company's payroll system, including: (a) elective contributions made on a Participant's behalf by the Company that are not includable in income under section 125, section 402(e)(3), section 402(h), section 403(b), or 457 of the Code; and (b) any amounts that are not includable in the gross income of a Participant under a compensation reduction agreement by reason of the application of section 132(f) of the Code.

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     (4)  "Code": The Internal Revenue Code of 1986, as amended from time to time.

     (5) "Committee": The administrative committee appointed by the Directors to administer the Plan.

     (6) "Common Stock": The Common Stock of Storage Computer Corporation, par value $.001 per share.

     (7) "Company": Storage Computer Corporation, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

     (8) "Compensation Deferrals": Base Compensation deferred by a Participant pursuant to Section 2.1.

     (9) "Compensation Deferrals Account": A hypothetical account for each Participant to which is credited his Compensation Deferrals pursuant to Section 2.1.

     (10) "Deferral Bonus": The amount, if any, credited to a Participant's Deferral Bonus Account pursuant to Section 2.2.

     (11) "Deferral Bonus Account": A hypothetical account for each Participant to which is credited his Deferral Bonus pursuant to Section 2.2.

     (12) "Directors": The Board of Directors of Storage Computer Corporation.

     (13) "Disability": A physical or mental condition which would entitle an Employee to receive benefits under the Company's Long Term Disability Plan.

     (14) "Effective Date": July 15, 2002, except as otherwise provided herein.

     (15) "Election Date": the date on which an Employee elects to defer compensation pursuant to the Plan.

     (16) "Employee": Any individual on the payroll of the Company or any of its Affiliates.

     (17) "ERISA": Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (18) "Participant": An Employee who elects to defer compensation under the Plan pursuant to Section 2.1.

     (19) "Plan": The Storage Computer Corporation 2002 Short-Term Deferred Compensation Plan, as amended from time to time.

     (20) "Plan Benefit": the Plan Benefit described in Section 4.1.

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     (21) "Significant Event": any event which, in the sole determination of the
          Committee, results in the Company having cash reserves sufficient to conduct its operations without the use of Compensation Deferrals under the Plan.

     (22) "Termination Date": The date specified in Section 6.1 on which the Plan terminates.

     (23) "Financial Emergency": An unexpected need by the Participant for cash, which (i) arises from an illness, casualty loss, financial reversal, or such other occurrence that is caused by an event beyond the control of the Participant, and (ii) would result in financial hardship to the Participant if a withdrawal pursuant to Section 4.5(b) was not permitted.

     (24) "Vested Interest": The percentage of a Participant's Accounts that, pursuant to Article III, is vested.

     Section 1.2. Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

     Section 1.3. Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                  ARTICLE II.
                             COMPENSATION DEFERRALS

     Section 2.1. Participant Compensation Deferrals. At any time after the Effective Date but prior to the January 15, 2003, any Employee may elect to defer a portion of his Base Compensation with respect to services not yet rendered in accordance with this Section. Base Compensation not deferred by a Participant pursuant to this Section shall, for purposes of this Plan, be paid to such Participant in cash.

     (a)  Compensation Deferrals.

          (i) Each Participant may elect to defer receipt of an integral percentage up to 75% of his Base Compensation as Base Compensation deferrals. Notwithstanding the preceding, the Committee may, by resolution, provide that the maximum deferral limit for certain groups of Participants shall be less than seventy-five percent (75%). Such election must be made in the form and within the time period required by the Committee.

          (ii) A Participant's election to make Compensation Deferrals shall become effective as of the next payroll date following the Election Date such Participant executes and files with the Committee the form described in Paragraph (i) above.

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               (iii) Each Participant's Base Compensation will be reduced by the amount of his Compensation Deferrals as of each payroll period within the election period and prior to January 15, 2003.

          (b) Cancellation of Base Compensation Deferral Election. Notwithstanding any provision herein to the contrary, each Participant's Compensation Deferral election(s) shall be canceled, and as a result no further Compensation Deferrals will be made by a Participant, as of the earliest to occur of (1) the date such Participant is no longer employed by the Company, (2) the date such Participant suffers a Disability, (3) the occurrence of a Significant Event, or (4) January 15, 2003.

          (c) Ongoing Election. A Participant's election to make Compensation Deferrals shall remain in force and effect unless and until such deferrals cease in accordance with the provisions of Subsection (b) above.

          (d) Crediting of Deferrals. Compensation Deferrals made by a Participant shall be credited to such Participant's Compensation Deferrals Account as of a date determined in accordance with procedures established from time to time by the Committee.

          (e) Committee Limitation on Compensation Deferrals. Notwithstanding the preceding, the Committee may, in its sole discretion, limit, reduce or terminate the Compensation Deferral election for any Participant or group of Participants.

     Section 2.2. Deferral Bonus. As of any date or dates selected by the Company, the Company may credit a Participant's Deferral Bonus Account with an amount, if any, as the Company in its sole discretion shall determine. Such credits may be made on behalf of some Participants but not others, and such credits may vary in amount among individual Participants.

                                  ARTICLE III.
                                 VESTED INTEREST

     Section 3.1. Vesting of Compensation Deferrals Account. A Participant shall have a 100% Vested Interest in his Compensation Deferrals Account at all times.

     Section 3.2. Vesting of Deferral Bonus Account. A Participant's Deferral Bonus Account shall vest as follows:

          (a) one twelfth of the Deferral Bonus Account as of the first day and fifteenth day of each month from and after the Election Date; and

          (b) the entire remaining balance, if any, in the Deferral Bonus Account upon the earliest to occur of (i) January 15, 2003, (ii) the occurrence of a Significant Event, or (iii) any earlier date designated by the Committee in its sole discretion.

     Section 3.3. Forfeitures. A Participant who terminates employment with the Company and/or its Affiliates prior to the Termination Date shall forfeit the entire unvested portion of his Deferral Bonus Account as of the date of such termination.

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                                   ARTICLE IV.
                                  PLAN BENEFITS

     Section 4.1. Plan Benefit. A Participant's Plan Benefit shall be the value of his Accounts determined as of the Date immediately preceding the time of payment of such Accounts in accordance with Section 4.3.

     Section 4.2. Events Entitling Payment of Benefit. A Participant's Plan Benefit shall become payable upon the earliest to occur of the following:

          (a) A termination of the Participant's employment with the Company or its Affiliates for any reason;

          (b) The death of the Participant;

          (c) A determination by the Committee that the Participant has a Disability;

          (d) The Termination Date; and

          (e) at the election of the Participant at any time after January 15, 2003 upon written notice to the Company of such election.

     Section 4.3. Payee and Time of Payment. Payment of a Participant's benefit shall be paid or commence as soon as administratively practicable following the event described in Section 4.2 that triggers payment. The Participant's Plan Benefit shall be paid to the Participant, or if the Participant has died, to the Participant's estate.

     Section 4.4. Alternative Forms of Benefit Payments.

          (a) A Participant's Plan Benefit shall be paid in one of the following forms:

               (i) A single lump sum cash payment; or

               (ii) The number of shares of Common Stock equal to the balance of such Participant's Compensation Deferrals Account and Deferral Bonus Account, each as of the date on which the payment is to be made, divided by $0.23.

          (b) No fractional shares of Common Stock will be issued pursuant to this Plan. A participant will receive cash in lieu of any fractional share of Common Stock based on a value of $0.23 per share.

          (c) A Participant must elect one of the forms of payment listed in
     Section 4.4(a) above on or before the date he first elects to make Compensation Deferrals pursuant to Section 2.1. A Participant may not elect to receive Plan Benefits in a combination of the forms of payment listed in
     Section 4.4(a) above. Such election shall be irrevocable by the Participant and shall remain in effect for all periods of a

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     Participant's participation in the Plan, provided, however, Participants may change their respective elections pursuant to Section 4.4(a) above on or after (i) January 15, 2003; or (ii) the date that such Participant's employment with the Company has been terminated by the Company for a reason not related to the behavior or performance of such Participant. In the event a Participant fails to elect the form in which his Plan Benefit is to be paid, the Committee shall determine the method of payment for such Plan Benefit.

     Section 4.5. Limitation on Withdrawals from Accounts.

          (a) Except as provided in paragraph (b) below, a Participant shall not be permitted to make withdrawals from Accounts prior to the occurrence of any of the events specified in Section 4.2.

          (b) In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered a Financial Emergency, the Participant shall be entitled to withdraw from his Compensation Deferrals Account an amount not to exceed the Vested Interest in the Participant's Accounts. The Committee may require such withdrawals to be paid in Common Stock.

     Section 4.6. No Loans. Participants shall not, at any time, be permitted to borrow from the their Accounts.

                                   ARTICLE V.
                         RECORDS OF PARTICIPANT ACCOUNTS

     The Committee shall create and maintain adequate records to disclose the interest hereunder of each Participant. Such records shall be in the form of individual Accounts.

                                   ARTICLE VI.
                             ADMINISTRATION OF PLAN

     Section 6.1. Termination Date. The Termination Date shall be the earlier of
(a) the date on which a Significant Event occurs and (b) December 31, 2003.

     Section 6.2. Appointment of Committee. The general administration of the Plan shall be vested in the Committee, which shall be appointed by the Directors and shall consist of one or more persons. Any individual, whether or not an Employee, is eligible to become a member of the Committee.

     Section 6.3. Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Directors. At any time during his term of office, a member of the Committee may resign by giving written notice to the Directors and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Directors with or without cause, and the Directors may in their discretion fill any vacancy that may result therefrom. Any member of the Committee who is an Employee shall

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automatically cease to be a member of the Committee as of the date he ceases to be an Employee.

     Section 6.4. Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan (including, without limitation, Committee decisions under Section 2.1(b) or Section 4.5(b)) or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

     Section 6.5. Committee Powers and Duties. The Committee shall administer and enforce the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty:

          (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

          (b) To construe in its sole discretion all terms, provisions, conditions, and limitations of the Plan;

          (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

          (d) To delegate its powers and duties hereunder to an administrator;

          (e) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

          (f) To determine in its sole discretion all questions relating to eligibility;

          (g) To determine whether and when a Participant has ceased to by an Employee, and the reason for such termination; and

          (h) To make a determination in its sole discretion as to the right of any person to a Plan Benefit and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.

          Section 6.6. Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant's Base Compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. When making a

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determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company or any Affiliate.

     Section 6.7. Indemnity. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Committee and other employee of the Company or an Affiliate to whom Plan administrative functions have been delegated by the Committee against any and all expenses and liabilities arising out of such individual's administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual's own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

                                  ARTICLE VII.
                     PURPOSE AND UNFUNDED NATURE OF THE PLAN

     Section 7.1. Purpose of Plan. The Company intends and desires by the adoption and maintenance of the Plan to recognize the value to the Company of the past and present services of Employees covered by the Plan and to encourage and ensure their continued service with the Company.

     Section 7.2. Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for employees of the Company. Further, it is the intention of the Company that the Plan be "unfunded" for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make Plan Benefit payments in the future. Plan Benefits herein provided are to be paid out of the Company's general assets, and Participants shall have the status of general unsecured creditors of the Company.

     Section 7.3. Funding of Obligation.

          (a) The adoption of this Plan by the Company shall not be deemed to create a trust; legal and equitable title to any funds shall remain with the Company, and no recipient of Plan Benefit hereunder shall have any security or other interest in such funds. Any and all funds shall remain subject to the claims of the general creditors of the Company, present and future. This provision shall not require the Company to set aside any funds, but the Company may set aside funds at its discretion.

          (b) All expenses incident to the administration of the Plan, including but not limited to, legal, accounting, fees, and expenses of the Committee, may be paid by the Company.

          (c) Each Participant will be responsible for any fees and charges (including brokerage fees) incurred in connection with owning and selling shares of Common Stock issued to such Participant under to the Plan.

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                                  ARTICLE VIII.
                                  MISCELLANEOUS

     Section 8.1. Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time, nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

     Section 8.2. Alienation of Interest Forbidden. The interest of a Participant may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void, nor shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such Plan Benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings.

     Section 8.3. Withholding. All Compensation Deferrals, Deferral Bonuses, and Plan Benefit payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state, or federal law as such laws are interpreted by the Company. If the Participant is to receive benefits in the form of Common Stock, the Participant agrees to pay the Company the amount of any such withholding prior to receipt of the benefit.

     Section 8.4. Amendment and Termination.

          (a) The Directors have the absolute and unconditional right to amend the Plan at any time and may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that any amendments to the Plan that do not have a significant cost impact on the Company, whether or not retroactive, may be made by the Committee; and provided, further, that no amendment may be made that would reduce a Participant's Vested Interest in the amounts credited to his Accounts as of the date of adoption of such amendment.

          (b) The Directors have the absolute and unconditional right to terminate the Plan at any time on behalf of the Company and its Affiliates. In the event that the Plan is terminated, notwithstanding any other form of benefit elected by the Participant, the balance of each Participant's Accounts shall be paid to such Participant.

     Section 8.5. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

     Section 8.6. Registration of Shares. The shares offered pursuant to the Plan will initially be registered with the Securities and Exchange Commission on Form S-8. No rights to

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receive Common Stock granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by a registration statement filed and effective pursuant to the Securities Act of 1933, as amended. If, on a date on which payment of a Plan Benefit is due, the Plan is not so registered, payment of such Plan Benefit shall be delayed until the Plan is subject to such an effective registration statement, except that the Purchase Date shall not be delayed more than two (2) months. If the payment of Plan Benefits is delayed to the maximum extent permissible hereunder, and the Plan is not registered, Plan Benefits shall be paid in a cash as provided in
Section 4.4(a)(i).

     Section 8.7. Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of the State of Delaware except to the extent preempted by federal law.

     Effective as of the 15th day of July, 2002.

                                          By:  /s/ PETER N. HOOD
                                          --------------------------------------
                                          Peter N. Hood, Chief Financial Officer

1183430.3

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